Exhibit 10.1

JACOBS ENGINEERING GROUP INC.
1999 STOCK INCENTIVE PLAN
(As Amended and Restated as of November 21, 2013)

1.    Purpose.

The purpose of the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan, as amended and restated effective as of November 21, 2013 (the “Plan”), is to advance the long-term objectives of Jacobs Engineering Group Inc. (the “Company”) and its Related Companies (as defined in Paragraph 2) by encouraging and enabling the acquisition of a financial interest in the Company by employees of the Company and its Related Companies. In addition, the Plan is intended to attract and retain such employees, and to align and strengthen their interests with those of the Company's shareholders.

2.    Definitions.

Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meanings set forth in this Paragraph 2.

“Award” means any award of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted pursuant to the Plan.

“Award Agreement” means any agreement, contract document or other instrument evidencing an Award.

“Board of Directors” means the Board of Directors of the Company.

“Cause” means (unless otherwise expressly provided in an award agreement or another contract, including an employment agreement) the Company or a Related Company's termination of the Employee's employment with the Company or any Related Company, as applicable, following the occurrence of any one or more of the following: (a) the Employee is convicted of, or pleads guilty or nolo contendere to, a felony; (b) the Employee willfully and continually fails to substantially perform the Employee's duties with the Company or any Related Company after written notification by the Company or any such Related Company; (c) the Employee willfully engages in conduct that is materially injurious to the Company or any Related Company, monetarily or otherwise; (d) the Employee commits an act of gross misconduct in connection with the performance of the Employee's duties to the Company or any Related Company; or (e) the Employee materially breaches any employment, confidentiality or other similar agreement between the Company or any Related Company and the Employee.

“Change in Control” means, with respect to the Company, a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”), provided that such a change in control shall be deemed to have occurred at such time as (a) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities representing 35% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (b) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (c) the consummation of any merger or consolidation as a result of which the Common Stock (as defined below) shall be changed, converted or exchanged (other than by merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (d) the consummation of any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board of Directors of the Company determines otherwise. Notwithstanding the foregoing, with respect to an Award that is (i) subject to Section 409A and (ii) if a Change in Control would accelerate the timing of payment thereunder, then the term “Change in Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as defined in Section 409A and the authoritative guidance issued thereunder, but only to the extent inconsistent with the above definition, and only to the minimum extent necessary to comply with Section 409A as determined by the Committee.

Exhibit 10.1

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Human Resource and Compensation Committee of the Board of Directors, or any committee appointed by the Board of Directors in accordance with the Company's By-Laws from among its members for the purpose of administering the Plan. Members of the Committee shall be “Non Employee Directors” within the meaning of Rule 16b-3 under the 1934 Act, and “Outside Directors” as defined in IRS guidance issued under Section 162(m).

“Common Stock” means the common stock of the Company, par value $1.00 per share.

“Disabled” or “Disability” means the Participant meets the definition of “disabled” under the terms of the long term disability plan of the Company or Related Company by which the Participant is employed, in effect on the date in question, whether or not the Participant is covered by such plan.

“Employee” means an employee of the Company or a Related Company.

“Fair Market Value” means the closing price of one Share of Common Stock as reported in the composite transactions report of the U.S. national securities exchange on which the Common Stock is then listed, and if such exchange is not open that day, then the Fair Market Value shall be determined by reference to the closing price of the Common Stock for the immediately preceding trading day.

“Good Reason” means, without the Participant's consent (a) a material reduction in the position, duties or responsibilities of the Participant from those in effect immediately prior to such change; (b) a reduction in the Participant's base salary; (c) a relocation of the Participant's primary work location to a distance of more than 50 miles from its location as of immediately prior to such change; or (d) a material breach by the Participant's employer of any employment agreement between the Company and the Participant.

“Incentive Bonus” means a bonus award made under Paragraph 9 pursuant to which a Participant may become entitled to receive cash payments based on satisfaction of such performance criteria as are specified in the applicable Award Agreement or subplan(s).

“ISO” means an incentive stock option within the meaning of Section 422 of the Code.

“Majority-Owned Related Company” means a Related Company in which the Company owns, directly or indirectly, 50% or more of the voting stock on the date an Award is granted or awarded.

“NQSO” means a stock option that does not constitute an ISO.

“Options” means ISOs and NQSOs granted under the Plan.

“Participant” means an Employee who is selected by the Committee to receive an Award under the Plan.

“Qualifying Termination” means a termination of an Employee's employment with the Company (a) by the Company for any reason other than Cause or death or Disability or (b) by the Employee for Good Reason.

“Related Company” or “Related Companies” means corporation(s) or other business organization(s) in which the Company holds a sufficient ownership interest so that Common Stock issued to the employees of such entities constitutes “service recipient stock,” as defined in IRS guidance under Section 409A. In general, the Company holds a sufficient ownership interest if it owns, directly or indirectly, at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock. However, to the extent permitted by IRS guidance under Section 409A, “20%” shall be used instead of “50%” in the previous sentence.

“Restricted Stock” means shares of Common Stock awarded pursuant to Paragraph 8 of the Plan.

“Restricted Stock Unit” means an Award granted pursuant to Paragraph 8 of the Plan, pursuant to which Shares (or an amount of cash valued with reference to Shares) may be issued in the future.

“Retire” means to enter Retirement.

Exhibit 10.1

“Retirement” means the termination of a Participant's employment with the Company or a Related Company by reason of a Participant having either (a) attained the age of 65, or (b) attained the age of 60 and completed a total of ten or more consecutive years of employment with the Company, and/or a Related Company.

“Section 162(m)” means Section 162(m) of the Code and the regulations promulgated thereunder.

“Section 409A” means Section 409A of the Code and the regulations promulgated thereunder.

“Shares” means the shares of Common Stock.

“Stock Appreciation Right” or “SAR” means the right granted pursuant to Section 7 of the Plan.

3.    Eligibility; Award Agreements.

Any Employee shall be eligible to be selected as a Participant, and the Company may grant Awards to those persons meeting such eligibility requirements. Each Award shall be evidenced by an Award Agreement, which shall either be in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient in such form and manner as the Committee may require. Notwithstanding the foregoing, Incentive Bonuses may be payable under subplans and shall be granted as specified therein (which may or may not require an Award Agreement), at the discretion of the Committee. The Award Agreement shall set forth the material terms and conditions of the Award established by the Committee and consistent with the provisions of the Plan. The terms of the Awards and the Award Agreements need not be the same with respect to each Participant. A Participant may hold more than one Award at the same time.

4.    Administration.

(a)
The Plan shall be administered by the Committee. The Board of Directors shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent.

(b)
The Committee shall determine: the Participants to whom, and the time or times at which, Awards will be granted; the type of Awards to be granted; the number of Shares (or amount of cash) to be subject to each Award and the form of settlement thereof; the duration of each Award; the time or times within which Options may be exercised; and any other terms and conditions of the Awards, at grant or while outstanding, pursuant to the terms of the Plan. The Committee shall also establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, and make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Including addressing anticipated events (including any temporary closure of the stock exchange as which the Company is listed, disruption of communications or natural catastrophe.

(c)
Except as provided in Paragraph 14, each determination or other action made or taken pursuant to the Plan, including interpretations of the Plan and the specific conditions and provisions of the Awards, shall be final and conclusive for all purposes and upon all persons including, but without limitation, the Company, its Related Companies, the Committee, the Board of Directors, Participants, and the respective successors in interest of any of the foregoing.

(d)
Notwithstanding the foregoing, with respect to any Award that is not intended to satisfy the conditions of Rule 16b-3 under the 1934 Act or Section 162(m), and to the extent not inconsistent with applicable law or the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded, the Committee may appoint one or more separate committees (any such committee, a “Subcommittee”) composed of one or more directors of the Company, who unlike the members of the Committee, may be employee directors of the Company. The Committee may delegate to any such Subcommittee(s), with respect to Employees who are not directors or executive officers of the Company, the authority to grant Awards, to determine all terms of such Awards and/or to administer the Plan, pursuant to the terms of the Plan; provided that (i) any resolution of the Committee authorizing such Subcommittee must specify the total number of Shares subject to Awards that such Subcommittee may so award and (ii) the Committee may not authorize any officer to designate himself or herself as the recipient of an Award. Subject to the limitations of the Plan and the

Exhibit 10.1

limitations of the Committee's delegation, any such Subcommittee would have the full authority of the Committee pursuant to the terms of the Plan. Any such Subcommittee shall not, however, grant Awards on terms more favorable than Awards provided for by the Committee. Actions by any such Subcommittee within the scope of delegation shall be deemed for all purposes to have been taken by the Committee. Any such Subcommittee shall be required to report to the Committee on any actions that the Subcommittee has taken.

(e)
The Committee may designate the Secretary of the Company or any other Company employee to assist the Committee in the administration of the Plan, and may grant authority to such persons to execute Award Agreements or other documents entered into under the Plan on behalf of the Committee or the Company.

5.    Shares and Share Counting.

(a)	The Common Stock to be issued, transferred and/or sold under the Plan shall be made available from authorized and unissued Common Stock or from the Company's treasury shares.

(b)
Subject to adjustment as provided in this Paragraph and Paragraph 13, the total number of Shares that may be issued or transferred under the Plan pursuant to Awards may not exceed 29,850,000 Shares. For this purpose, every Share transferred pursuant to an Award granted after September 28, 2012 (i) that is an Option or SAR shall count as one share and (ii) every Share transferred pursuant to an Award granted after September 28, 2012 other than an Option or SAR shall count as 1.92 Shares. If any Awards granted before September 29, 2012 (“Prior Awards”) are forfeited, in whole or in part, new Awards (“Subsequent Awards”) may be issued with respect to the Shares covered by such Prior Awards. For the purpose of determining the amount of Shares that may be issued pursuant to Subsequent Awards, (1) forfeited Options and SARs shall be counted as one Share per each Share covered and Awards other than Options and SARs shall be counted as 1.92 Shares per each share covered, and (2) Shares issued pursuant to a Subsequent Award shall count as either one Share (if the Award is an Option or SAR) or 1.92 Shares (in the case of an Award other than an Option or SAR). In the event that withholding tax liabilities arising from an Award other than an Option or SAR are satisfied by the withholding of Shares by the Company, then the Shares so withheld shall again be available for Awards under the Plan and shall count as 1.92 Shares for each Share so withheld. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for issuance or transfer under this Paragraph 5(b): (i) Shares tendered by the Participant in payment of the purchase price of an Option, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or SARs, (iii) Shares subject to a SAR (that is, each SAR that is exercised shall reduce the number of Shares available by one Share), and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

(c)
In the event that a company acquired by the Company or any Majority-Owned Related Company or with which the Company or any Majority-Owned Related Company combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other formula used in such transaction to determine the consideration payable to the holders of common) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance or transfer under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or directors prior to such acquisition or combination.

6.    Options.

(a)
Grant. Options may be granted hereunder to Participants either alone or in addition to other Awards. Any Option shall be subject to the terms and conditions of the Plan and such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

(b)
Option Price. The option price per each Share shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option; provided, however, that in the case of an ISO granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any subsidiary of the Company, the option price per Share shall be no less than 110% of the Fair Market Value of one Share on the date of grant.

Exhibit 10.1

(c)
Duration of Options. The duration of Options shall be determined by the Committee, but in no event shall the duration exceed ten years from the date of its grant; provided, however, that the term of the Option shall not exceed five years from the date the Option is granted in the case of an ISO granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any subsidiary of the Company. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (i) the exercise of the Option, other than an ISO, is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain Participants due to the “black-out period” pursuant to Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement.

(d)
ISOs. With respect to each grant of an Option to an employee of the Company or any Company subsidiary, the Committee shall determine whether such Option shall be an ISO, and, upon determining that an Option shall be an ISO, shall designate it as such in the written instrument evidencing such Option. Each written instrument evidencing an ISO shall contain all terms and conditions required by Section 422 of the Code. If the written instrument evidencing an Option does not contain a designation that it is an ISO, it shall not be an ISO. The Employee to whom an ISO is granted must be eligible to receive an ISO pursuant to Section 422 of the Code. Solely for purposes of determining whether Shares are available for the grant of ISOs under the Plan, the maximum aggregate number of Shares that may be issued pursuant to ISOs granted under the Plan shall be 29,850,000 Shares, subject to adjustment as provided in Paragraph 13. The aggregate Fair Market Value (determined in each instance on the date on which an ISO is granted) of the Common Stock with respect to which ISOs are first exercisable by any employee in any calendar year shall not exceed $100,000 for such employee. If any Majority-Owned Related Company of the Company shall adopt a stock option plan under which options constituting ISOs may be granted, the fair market value of the stock on which any such ISOs are granted and the times at which such ISOs will first become exercisable shall be taken into account in determining the maximum amount of ISOs that may be granted to the employee under this Plan in any calendar year.

(e)	Exercise of Options. The Award Agreement shall specify when Options vest and become exercisable. An Option may not be exercised in a manner that will result in fractional Shares being issued.

i.
Vested Options granted under the Plan shall be exercised by the Participant (or by a legal representative, to the extent provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and shall comply with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

ii.
Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made: in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds); by tendering previously acquired Shares (either actually or by attestation) valued at their then Fair Market Value; through any other method specified in an Award Agreement (including same-day sales through a broker); or any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe.

7.    Stock Appreciation Rights.

(a)
Grant. The Committee may grant SARs in tandem with all or part of any Award (including Options) or at any subsequent time during the term of such Award, or without regard to any other Award, in each case upon such terms and conditions as the Committee may establish.

(b)
Grant Price and Duration. A SAR shall have a grant price per Share of not less than the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a SAR granted in tandem with the Option (subject to the requirements of Section 409A), and subject to adjustments provided in Paragraph 13. A SAR shall have a term not greater than ten years. Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR (i) the exercise of the SAR is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-

Exhibit 10.1

out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement.

(c)
Exercise. An Award Agreement covering a SAR shall provide when the SAR vests and becomes exercisable. Upon the exercise of a SAR, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the SAR. Unless otherwise provided in the Award Agreement, the Committee shall determine in its sole discretion whether payment shall be made in cash or Shares, or any combination thereof. Notwithstanding the foregoing, dividends or other distributions that relate to a Restricted Stock or Restricted Stock Unit Award subject to performance based vesting criteria will be subject to the same performance criteria as the underlying Award.

8.    Awards of Restricted Stock and Restricted Stock Units.

(a)
Grants. Awards of Restricted Stock and/or Restricted Stock Units may be granted to Participants either alone or in addition to other Awards (a “Restricted Stock Award” or “Restricted Stock Unit Award,” respectively). Restricted Stock Units are Awards denominated in units of Common Stock under which settlement is subject to such vesting conditions and other terms and conditions as the Committee deems appropriate. Each Restricted Stock Unit shall be equal to one share of Common Stock and shall, subject to satisfaction of any vesting and/or other terms and conditions, entitle a recipient to the issuance of one share of Common Stock (or such equivalent value in cash) in settlement of the Award.

(b)
Conditions and Restrictions. Restricted Stock Awards and Restricted Stock Unit Awards may be subject to time-based and/or performance-based vesting conditions. In the case of performance-based Awards, the performance goals to be achieved for each performance period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Paragraph 10(b) or such other criteria as determined by the Committee in its discretion. In order to enforce the restrictions imposed upon Restricted Stock Awards, the Committee may require the recipient to enter into an escrow agreement providing that the certificates representing such Restricted Stock Awards shall remain in the physical custody of an escrow holder until any or all of the conditions and restrictions imposed pursuant to the Plan expire or shall have been removed.

(c)
Rights of Holders of Restricted Stock and Restricted Stock Units. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares, except as otherwise provided in this Paragraph. A Participant who holds a Restricted Stock Unit Award shall only have those rights specifically provided for in the Award Agreement; provided, however, in no event shall the Participant have voting rights with respect to such Award.

(d)
Minimum Vesting Period. Restricted Stock Awards and Restricted Stock Unit Awards shall have a vesting period of not less than (i) three years from date of grant (but permitting pro rata vesting over such time) if subject only to continued service with the Company or a Majority-Owned Related Company and (ii) one year from date of grant if subject to the achievement of performance objectives, subject in either case to accelerated vesting in the Committee's discretion in the event of the death, Disability or Retirement of the Participant or a Change in Control. Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to grants of up to 5% of the number of Shares available for Awards on the effective date of the Plan. The Committee may, in its sole discretion waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate, subject to the minimum vesting period requirements in the prior sentence and the limitations imposed under Section 162(m) (in the case of a Restricted Stock Award or Restricted Stock Unit Award intended to comply therewith), except as otherwise determined by the Committee to be appropriate under the circumstances.

(e)
Issuance of Shares. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate(s), which certificate(s) shall be held by the Company. Such book entry registration, or certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

Exhibit 10.1

9.	Incentive Bonus Awards.

(a)
Grants. Awards of Incentive Bonuses may be granted hereunder to Participants either alone or in addition to other Awards. Incentive Bonuses payable hereunder may be pursuant to one or more subplans or programs.

(b)
Payment. Each Incentive Bonus will confer upon the Participant the opportunity to earn a future cash payment the amount of which shall be based on the achievement of one or more objectively-determined performance goals or criteria established for a performance period determined by the Committee.

(c)
Performance Goals. The Committee shall establish the performance goals or criteria on which each Incentive Bonus shall be based. The Committee shall also affirmatively determine at the end of each performance period the level of achievement of any such performance goals or criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Committee may specify to what extent an Incentive Bonus is intended to satisfy the requirements for “performance-based compensation” under Section 162(m). Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria (as defined in Paragraph 10(b)) selected by the Committee and specified upon or prior to the grant of the Incentive Bonus.

10.    Qualifying Performance-Based Compensation.

(a)
General. The Committee may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m), provided that, other than with respect to Options or SARs, the performance criteria for an Award or portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted. In the case of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m), the Committee shall establish the performance criteria with respect to such Award not later than ninety (90) days after the commencement of the period of service to which the performance criteria relate (or, in the case of performance periods of less than one year, not later than the date upon which 25% of the performance period elapses), provided that the outcome of the performance criteria is substantially uncertain at such time. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting.

(b)
Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole, or to a business unit or group of business units, or Related Company, measured either annually, at a point in time during a performance period, or as an average of values determined at various points of time during a performance period, or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' (or period's) results or to a designated comparison group, or as a change in values during or between performance periods, in each case as specified by the Committee: (i) revenues; (ii) earnings from operations, earnings before or after income taxes, earnings before or after interest, depreciation, amortization, or earnings before extraordinary or special items, earnings before income taxes and any provision for Incentive Bonuses; (iii) net earnings or net earnings per common share (basic or diluted); (iv) return on assets (gross or net), return on investment, return on capital, or return on beginning, ending or average equity; (v) cash flow, cash flow from operations, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (vi) interest expense after taxes; (vii) economic value added or created; (viii) operating margin or profit margin; (ix) stock price or total shareholder return; (x) average cash balance, net cash or cash position; and (xi) strategic business criteria, consisting of one or more objectives based on meeting specified development, strategic partnering, licensing, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. To the extent consistent with Section 162(m), the Committee (A) may appropriately adjust any measurement of performance under a Qualifying Performance Criteria to eliminate the effects of charges for

Exhibit 10.1

restructurings, discontinued operations, unusual or nonrecurring or extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with accounting principles generally accepted in the United States, as well as the cumulative effect of accounting changes, in each case as determined in accordance with accounting principles generally accepted in the United States or identified in the Company's financial statements or notes to the financial statements, and (B) may appropriately adjust any measurement of performance under a Qualifying Performance Criteria to exclude the effects of any of the following events that occurs during a performance period: (1) asset write-downs, (2) litigation, claims, judgments or settlements, (3) changes in tax law or other such laws or provisions affecting reported results, (4) reorganization and restructuring programs and (5) payments made or due under this Plan or any other compensation arrangement maintained by the Company.

(c)
Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Paragraph as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m).

(d)
Limitations on Grants to Individual Participants. In no event may Awards that are denominated in shares and that are intended to be “performance-based compensation” under Section 162(m) be granted or awarded to any Employee covering more than 1,000,000 shares in the aggregate (taking into account all such share-based Awards) in any one calendar year, subject to the adjustment provisions of Paragraph 13 of the Plan only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m). During any calendar year no Participant may be granted Performance Awards that are intended to comply with the performance-based exception under Section 162(m) and are denominated in cash under which more than $5,000,000 may be earned for each 12 months in the performance period. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable limitation in this Paragraph.

11.    Termination of Employment and Change in Control.

Schedule A and Schedule B, attached hereto, establish the effects of a Participant's termination of employment, other changes of employment or employer status, and a Change in Control, with respect to outstanding Options, SARs, Restricted Stock, and Restricted Stock Units, and such Schedules are hereby incorporated by reference. The Committee may approve Awards containing terms and conditions different from, or in addition to, those set forth in Schedule A and Schedule B. The effects of a termination of employment and/or a Change in Control with respect to Incentive Bonuses shall be set forth in the applicable Award Agreement. In the case of leaves of absence, Employees will not be deemed to have terminated employment unless the Committee, in its sole discretion, determines otherwise.

12.    Transferability of Awards.

Except as otherwise provided by the Committee:

(a)
Awards shall not be transferable other than by will or by the laws of descent and distribution. The rights of a Participant under this Plan shall not be assignable or transferable pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder.

(b)	During the lifetime of a Participant, an Option shall be exercisable only by the recipient of such Option, or by his/her legal representative.

13.    Adjustments.

In the event of any merger, reorganization, consolidation, combination of shares or spin-offs, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, or other change in corporate structure affecting the Shares or the value thereof or otherwise, the Committee or the Board of Directors shall make such adjustment and other substitutions, if any, as it may deem equitable and appropriate, including such adjustments in the number, class and kind of securities that may be delivered under the Plan, the number of Shares subject to any outstanding Award and the Option or exercise price, if any, thereof. Any such adjustment may provide for the elimination of any fractional Shares that might otherwise become subject to any Award without payment therefore.

Exhibit 10.1

14.    Amendments and Modifications of the Plan.

The Board of Directors may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded; provided that the Board of Directors may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 under the 1934 Act; and further provided that the Board of Directors may not, without the approval of the Company's shareholders to the extent required by such applicable law, amend the Plan to: (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Paragraph 13); (b) expand the types of awards available under the Plan; (c) materially expand the class of persons eligible to participate in the Plan; (d) amend the Plan to eliminate the requirements relating to minimum exercise price, minimum grant price and shareholder approval; (e) increase the maximum permissible term of any Option or the maximum permissible term of SAR; or (f) increase any of the limitations in Paragraph 10(d). The Board of Directors may not (except pursuant to Paragraph 13 or in connection with a Change in Control), without the approval of the Company's shareholders, cancel an Option or SAR in exchange for cash when the exercise or grant price per share exceeds the Fair Market Value of one Share or take any action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, including a reduction of the exercise price of an Option or the grant price of a SAR or the exchange of an Option or SAR for another Award. In addition,except as expressly authorized under the Plan, no amendments to, or termination of, the Plan shall impair the rights of a Participant in any material respect under any Award previously granted without such Participant's consent.

15.    Tax Withholding.

The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a legal representative thereof as provided in an Award Agreement) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award; (b) the exercise of an Option or SAR; (c) the delivery of Shares or cash; (d) the lapse of any restrictions in connection with any Award; or (e) any other event occurring pursuant to the Plan. The Company or any Majority-Owned Related Company shall have the right to withhold from wages or other amounts otherwise payable to a Participant (or a legal representative thereof as provided in an Award Agreement) such withholding taxes as may be required by law, or to otherwise require the Participant (or legal representative) to pay such withholding taxes. The Company may, at its discretion, delay the delivery of Shares or cash otherwise deliverable to a Participant in connection with the settlement of an Award until such time arrangements have been made to ensure the remittance of all taxes due from the Participant in connection with the Award. If the Participant (or legal representative) shall fail to make such tax payments as are required, the Company or its Majority-Owned Related Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant (or legal representative) or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants (or legal representative) to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the minimum required tax withholding rate for the Participant) or such other rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the Award.

16.    Right of Discharge Reserved; Claims to Awards.

Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or any Related Company or affect any right that the Company or any Related Company may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. In the event of a Participant's termination of employment with the Company or Related Company, neither the Company nor any Related Company shall be liable for the loss of existing or potential profit from any Award held by a Participant immediately preceding the Participant's termination. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

17.    Stop Transfer Orders.

All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the United States Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

Exhibit 10.1

18.    Severability.

The provisions of the Plan shall be deemed severable. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of change in a law or regulation, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect; and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.

19.    Construction.

As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

20.    Unfunded Status of the Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

21.    Non-U.S. Employees.

The Committee may determine, in its sole discretion, whether it is desirable or feasible under local law, custom or practice to grant Awards to Participants in countries other than the United States. In order to facilitate any such grants, the Committee may provide for such modifications and additional terms and conditions (“special terms”) in the grant and Award Agreements to Participants who are employed outside the United States (or who are foreign nationals temporarily within the United States) as the Committee may consider necessary, appropriate or desirable to accommodate differences in, or otherwise comply with, local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub- plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or desirable for purposes of implementing any special terms or facilitating the grant, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Board of Directors.

22.    Governing Law.

The Plan shall be governed by and shall be construed and enforced in accordance with the laws of the State of Delaware without giving effect to its choice of law rules.

23.    Effective Date of the Plan; Termination of the Plan.

The Plan shall become effective upon its approval by the Board of Directors and a majority of the shares present at a duly called meeting of the shareholders of the Company held within twelve months of approval by the Board of Directors. However, Awards may be granted at any time following the approval of the Plan by the Board of Directors, but no Shares may be issued pursuant to any Awards until the Plan has been approved by the shareholders, and all listing requirements of all securities exchanges on which the Common Stock is listed have been satisfied. Awards may be granted under the Plan at any time and from time to time on or prior to November 15, 2022, the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan; provided, however, in no event may an ISO be granted more than ten years after the earlier of (a) the date of the adoption of the Plan by the Board of Directors or (b) the effective date of the Plan as provided in the first sentence of this Paragraph. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired. For the avoidance of doubt, if the Plan is not approved by shareholders at the 2013 Annual Meeting, then the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan, as in effect immediately prior to the adoption of this restated version on November 15, 2012, shall continue to exist and operate according to all of the terms and conditions of such prior version.

Exhibit 10.1

24.    Section 409A.

This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A shall be amended to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A.

Exhibit 10.1

SCHEDULE A
to the
JACOBS ENGINEERING GROUP INC.
1999 Stock Incentive Plan, as Amended and Restated

Treatment of Options and SARs

Event	Impact on Vesting	Impact on Exercise Period
Employment terminates due to Retirement	Unvested Options and SARs are forfeited	Expiration date provided in the Award Agreement continues to apply
Employment terminates due to Disability or death	All Options and SARs become immediately vested	Expiration date provided in the Award Agreement continues to apply
Employment terminates in a Qualifying Termination within two years following a Change in Control	All Options and SARs become immediately vested	Expire on the earlier to occur of (1) the expiration date provided in the Award Agreement, or (2) two years from the date of termination
Employment terminates for reasons other than a Change in Control, Disability, Retirement, or death (for purposes of this section, the receipt of severance pay or similar compensation by the Award recipient does not extend his or her termination date)
	Unvested Options and SARs are forfeited	Expires on the earlier to occur of (1) the expiration date provided in the Award Agreement, or (2) three months from the date of termination
Participant is an employee of a Related Company, and the Company's investment in the Related Company falls below 20% (this constitutes a termination of employment under the Plan)	Unvested Options and SARs are forfeited	Expires on the earlier to occur of (1) the expiration date provided in the Award Agreement, or (2) three months from the date of termination
Employee becomes an employee of an entity in which the Company's ownership interest is less than 20% (this constitutes a termination of employment under the Plan)	Unvested Options and SARs are forfeited	Expires on the earlier to occur of (1) the expiration date provided in the Award Agreement, or (2) three months from the date of termination
Employment transferred to a Related Company	Vesting continues after transfer	Expiration date provided in the Award Agreement continues to apply
Death after termination of employment but before Option/SAR has expired	Not applicable
Right of executor or administrator of estate (or other transferee permitted under Plan or Award Agreement) terminates on the earlier to occur of (1) the expiration date provided in the Award Agreement, or (2) the expiration date that applied immediately prior to the death

A Change in Control occurs and Options and/or SARs are not assumed and continued by the acquiring or surviving corporation in the transaction (or a parent corporation thereof)	All Options and SARs become immediately vested
Expires on the date of the Change in Control; provided that the Employee is given at least 15 days' notice of such termination and the opportunity to exercise outstanding Options during such notice period.

Exhibit 10.1

SCHEDULE B
to the
JACOBS ENGINEERING GROUP INC.
1999 Stock Incentive Plan, as Amended and Restated

Treatment of Restricted Stock and Restricted Stock Units

Event	Impact of Event
Employee's employment terminates due to Retirement	Unvested Restricted Stock and Restricted Stock Units are forfeited upon Retirement
Employee's employment terminates due to Disability or death
The restrictions on all unvested Restricted Stock shall immediately lapse and unvested Restricted Stock Units become immediately vested; provided, however, that any awards of Restricted Stock and/or Restricted Stock Units that are subject to performance-based vesting criteria shall remain outstanding and continue to vest or become earned based upon the Company's actual performance through the end of the applicable performance period

Employment terminates in a Qualifying Termination within two years following a Change in Control
The restrictions on all unvested Restricted Stock shall immediately lapse and unvested. Restricted Stock Units become immediately vested; provided, however, that any awards of Restricted Stock and/or Restricted Stock Units that are subject to performance-based vesting criteria shall be paid at a level based upon the Company's actual performance as of the applicable Qualifying Termination.

Employee's employment terminates for reasons other than a Change in Control, Disability, Retirement or death (for purposes of this section, the receipt of severance pay or similar compensation by the Employee does not extend his or her termination date)
Unvested Restricted Stock and Restricted Stock Units are forfeited
Employee is an employee of a Related Company, and the Company's investment in the Related Company falls below 20% (this constitutes a termination of employment under the Plan effective as of the date the Company's investment in the Related Company falls below 20%)
Unvested Restricted Stock and Restricted Stock Units are forfeited
Employee becomes an employee of an entity in which the Company's ownership interest is less than 20% (this constitutes a termination of employment under the Plan effective as of the date the Employee becomes an employee of the entity in which the Company's ownership interest is less than 20%)
Unvested Restricted Stock and Restricted Stock Units are forfeited
Employment transferred to a Related Company
The restrictions on unvested Restricted Stock shall continue to lapse and Restricted Stock Units continue to vest after the transfer, subject to the Company's actual performance with respect to any applicable performance-based vesting criteria

A Change in Control occurs and Restricted Stock and/or Restricted Stock Units are not assumed and continued by the acquiring or surviving corporation in the transaction (or a parent corporation thereof)

The restrictions on all unvested Restricted Stock shall immediately lapse and unvested Restricted Stock Units become immediately vested; provided, however, that any awards of Restricted Stock and/or Restricted Stock Units that are subject to performance-based vesting criteria shall be paid at a level based upon the Company’s actual performance as of the applicable Change in Control.